EXHIBIT 99.1

NEWS RELEASE
For Release on February 1, 2011	Contact: Patrick J. Lawlor
4:00 PM (ET) (925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Reports Third Quarter FY 2011 Results

San Ramon, CA – February 1, 2011 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $11,000 or $0.00 per fully diluted share for the quarter ended December 25, 2010.  This compares with a net profit of $309,000 or $0.06 per fully diluted share for the same period a year ago.  Net sales decreased 3% to $4,640,000 in the third quarter of fiscal 2011 compared to $4,784,000 in the third quarter of fiscal 2010.   Gross margin of $2,066,000 increased by $12,000 over the same quarter last year.  Gross margin as a percentage of net sales increased by 1.6% to 44.5% in the third quarter of fiscal 2011 as compared to 42.9% in the third quarter of fiscal 2010 due to a more favorable product mix on new switching business.  Operating expenses increased 18% or $315,000 in the third quarter of fiscal 2011 over the third quarter of fiscal 2010 primarily due to an increase of $246,000 in product development expenses.  The increase in product development expenses is due to lower customer funded projects.  Orders decreased 19% in the third quarter of fiscal 2011 to $6,221,000 from $7,715,000 for the third quarter of fiscal 2010.
Net profit for the nine month period ended December 25, 2010 was $13,536,000 or $2.70 per fully diluted share.  This compares with a net profit of $1,015,000 or $0.21 per fully diluted share for the same period a year ago.  It should be noted that in the first quarter of FY 2011 the Company reversed the valuation allowance against the deferred tax asset, resulting in an income tax benefit of $13,569,000.  Net sales increased 2% to $14,090,000 in the nine month period ended December 25, 2010 compared to $13,876,000 for the same period a year ago.  Gross margin of $5,909,000 decreased by $372,000 over the same nine month period last year.  Gross margin as a percentage of net sales decreased by 3.3% to 42.0% in the first nine months of fiscal 2011 as compared to 45.3% in the first nine months of fiscal 2010.  Operating expenses increased by 15% or $768,000 in the first nine months of fiscal 2011 due to an increase of $551,000 in product development expenses and an increase of $217,000 in selling, general and administrative expenses.  Orders decreased 14% for the nine months ended December 25, 2010 to $12,910,000 compared to $15,098,000 for the same period last year.
Non-GAAP net income, which excludes the after-tax effect of share based compensation, for the three month period ended December 25, 2010 would have been $86,000 higher or $75,000.  Non-GAAP basic and diluted earnings per share would have been $0.02 compared to a loss of $0.00 as reported.  For the same period last year, the Company’s non-GAAP net income would have been $50,000 higher or $359,000.  Non-GAAP basic and diluted earnings per share would have been $0.07 compared to $0.06 as reported.
Non-GAAP net income, which excludes the after-tax effect of share based compensation, for the nine month period ended December 25, 2010 would have been $199,000 higher or $13,735,000.  Non-GAAP basic earnings per share would have been $2.79 compared to $2.75 as reported.  Non-GAAP diluted earnings per share would have been $2.74 compared to $2.70 as reported. For the same period last year, the Company’s non-GAAP net income would have been $130,000 higher or $1,145,000.  Non-GAAP basic and diluted earnings per share would have been $0.24 compared to $0.21 as reported.
Management has included this information as this expense is a non-cash item with no net equity impact.
Backlog for the quarter ended December 25, 2010 was $7.3 million (approximately $6.6 million shippable within one year) as compared to $10.3 million (approximately $8.6 million shippable within one year) for the quarter ended December 26, 2009.
Cash and cash equivalents at December 25, 2010 were $2,786,000 compared to $3,529,000 as of September 25, 2010.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (866) 551-3680 domestically or (212) 401-6760 for international, and enter PIN Code 6480790#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of February 1, 2011 only.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 27, 2010, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	December 25, 2010	March 27, 2010
Assets
Current assets
Cash and cash-equivalents	$2,786	$3,074
Trade accounts receivable, net of allowance
of $207 and $95, respectively	3,318	4,332
Inventories, net	5,686	5,803
Prepaid expenses and other current assets	195	383
Deferred income tax	2,017	-
Total current assets	14,002	13,592

Property and equipment, net	566	311
Deferred income tax - long term	11,620	-
Other assets	16	16
Total assets	$26,204	$13,919

Liabilities and shareholders' equity
Current liabilities
Accounts payable	904	881
Accrued commission	99	227
Accrued payroll and benefits	565	698
Accrued warranty	154	139
Deferred revenue	1,037	2,682
Deferred rent	144	-
Capital lease obligation	107	57
Other current liabilities	147	225
Total current liabilities	3,157	4,909
Long term obligations - deferred rent	170	31
Long term obligations - capital lease	24	36
Total liabilities	3,351	4,976
Commitments
Shareholders' equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at December 25, 2010 and March 27, 2010	-	-
Common stock of no par value;
Authorized 40,000,000 shares; 4,966,682 shares at December 25, 2010
and 4,891,394 shares at March 27, 2010 issued and outstanding	14,353	13,979
Retained earnings (accumulated deficit)	8,500	(5,036)
Total shareholders' equity	22,853	8,943
Total liabilities and shareholders' equity	$26,204	$13,919

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Nine Months Ended
	December 25,	December 26,	December 25,	December 26,
(In thousands except per-share data)	2010	2009	2010	2009
Net sales	$4,640	$4,784	$14,090	$13,876
Cost of sales	2,574	2,730	8,181	7,595
Gross margin	2,066	2,054	5,909	6,281

Engineering	559	313	1,608	1,057
Selling, general and administrative	1,493	1,424	4,406	4,189
Total operating expenses	2,052	1,737	6,014	5,246

Operating income (loss)	14	317	(105)	1,035

Other expense, net	-	-	-	(1)
Interest income (expense), net	4	(7)	4	(16)
Income (loss) before income taxes	18	310	(101)	1,018
Provision (benefit) for income taxes	29	1	(13,637)	3
Net (loss) income	$(11)	$309	$13,536	$1,015

(Loss) earnings per share - basic	$(0.00)	$0.06	$2.75	$0.21
(Loss) earnings per share - diluted	$(0.00)	$0.06	$2.70	$0.21

Shares used in per share calculation:
Basic	4,946	4,846	4,920	4,833
Diluted	4,946	4,940	5,014	4,865